UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2022

Skillsoft Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38960	83-4388331
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Innovative Way, Suite 201 Nashua, NH	03062
(Address of principal executive offices)	(Zip Code)

(603) 324-3000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Shares of Class A common stock, $0.0001 par value per share	SKIL	New York Stock Exchange

Warrants	SKIL WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Registration Rights Agreement

In connection with the closing of the Mergers (as defined below), Skillsoft Corp. (the “Company”) entered into a Registration Rights Agreement, dated as of April 4, 2022, with certain former equity holders of Ryzac, Inc., a Delaware corporation (“Codecademy”), that received a portion of the Merger Consideration (as defined below) in shares of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), in connection with the Mergers (the “RRA Holders”). Pursuant to the Registration Rights Agreement, among other things, the Company (a) is required to file with the U.S. Securities and Exchange Commission a registration statement registering for public resale the shares of Company Common Stock received by the RRA Holders as part of the Mergers and (b) will grant certain RRA Holders certain demand and piggyback registration rights. The RRA Holders (other than the Founder Holder (as defined in the Registration Rights Agreement)) may not sell any Registrable Securities (as defined in the Registration Rights Agreement) for the period beginning on the date hereof and ending on the date that is 180 days following the date hereof, except as otherwise permitted by the Registration Rights Agreement. The Founder Holder may not sell any Registrable Securities for the period beginning on the date hereof and ending on the earlier of (i) the second anniversary of the date hereof and (ii) a change of control, as defined in the Company’s 2020 Omnibus Incentive Plan (such period, the “Founder Lock-up Period”), except as otherwise permitted by the Registration Rights Agreement; provided, however, that, pursuant to the terms of the Registration Rights Agreement, the Founder Lock-Up Period may be deemed to have ended with respect to up to fifty percent (50%) of all Registrable Securities held by the Founder Holder subject to certain conditions provided thereunder.

The description of the Registration Rights Agreement in this Current Report on Form 8-K (this “Current Report”) does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Registration Rights Agreement, which is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

Amendment No. 1 to Credit Agreement

In connection with the closing of the Mergers, Skillsoft Finance II, Inc., a Delaware corporation (“Borrower”) entered into Amendment No. 1 to the Credit Agreement, dated as of April 4, 2022 (the “First Amendment”), among Borrower, Skillsoft Finance I, Inc., a Delaware corporation (“Holdings”), certain subsidiaries of Borrower, as guarantors, Citibank N.A., as administrative agent (the “Agent”), and the financial institutions parties thereto as Term B-1 Lenders, which amends that certain Credit Agreement, dated as of July 16, 2021 (the “Existing Credit Agreement” as amended by the First Amendment, the “Amended Credit Agreement”), among Borrower, the Agent, and the financial institutions party thereto as lenders.

The First Amendment provides for the incurrence of up to $160 million of Term B-1 Loans (the “Term B-1 Loans”) under the Amended Credit Agreement. In addition, the First Amendment, among other things, (a) provides for early opt-in to SOFR for the existing term loans under the Existing Credit Agreement (the “Existing Term Loans” and, together with the Term B-1 Loans, the “Initial Term Loans”) and (b) provides for the applicable margin for the Initial Term Loans at 4.25% with respect to base rate borrowings and 5.25% with respect to SOFR borrowings.

Prior to the maturity thereof, the Initial Term Loans will be subject to quarterly amortization payments of 0.250627% of the principal amount. The Amended Credit Agreement requires that any prepayment of the Initial Term Loans in connection with a repricing transaction shall be subject to (i) a 2.00% premium on the amount of Initial Term Loans prepaid if such prepayment occurs prior to July 16, 2022 and (ii) a 1.00% premium on the amount of Initial Term Loans prepaid in connection with a Repricing Transaction (as defined in the Amended Credit Agreement), if such prepayment occurs on or after July 16, 2022 but on or prior to January 16, 2023. The proceeds of the Term B-1 Loans shall be used by the Company to finance, in part, the Mergers, and to pay costs, fees, and expenses related thereto.

All obligations under the Amended Credit Agreement, and the guarantees of those obligations (as well as certain cash management obligations and interest rate hedging or other swap agreements), are secured by substantially all of Borrower’s personal property as well as those assets of each subsidiary guarantor.

The foregoing description of the First Amendment and the Amended Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 4, 2022, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Codecademy, Borrower, Skillsoft Newco I, Inc., a Delaware corporation and direct wholly-owned subsidiary of Borrower (“Merger Sub I”), Skillsoft Newco II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Borrower (“Merger Sub II”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the equity holders of Codecademy, Merger Sub I merged with and into Codecademy (the “First Merger”), with Codecademy being the surviving corporation of the First Merger (the “Surviving Corporation”), and immediately following the First Merger and as part of the same overall transaction, the Surviving Corporation merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving company and an indirect wholly-owned subsidiary of the Company.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), all shares of common stock (“Codecademy Common Stock”) and preferred stock (“Codecademy Preferred Stock”) of Codecademy issued and outstanding immediately prior to the Effective Time were converted automatically into the right to receive a portion of the aggregate consideration (such aggregate consideration, the “Merger Consideration”), consisting of $207,614,213.90 in aggregate cash consideration and 30,374,427 shares of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), as follows: (i) “non-accredited investors” received their pro rata portion of the Merger Consideration in all cash; (ii) “share-only holders” received their pro rata portion of the Merger Consideration in Company Common Stock; and (iii) “pro rata holders” received their pro rata portion of the Merger Consideration in a mix of cash and Company Common Stock, in each case, the amount and composition of the portion of Merger Consideration being subject to adjustment and holdbacks as set forth in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each: (i) vested option to purchase Codecademy Common Stock (other than vested options held by “non-accredited investors”) outstanding immediately prior to the Effective Time was converted into the right to receive, with respect to each share of Codecademy Common Stock covered by such vested option immediately prior to the Effective Time, cash and Company Common Stock on a pro rata basis (net of withholding taxes and the applicable per share exercise price), less holdback amounts as set forth in the Merger Agreement; (ii) unvested option to purchase Codecademy Common Stock (other than unvested options held by “non-accredited investors” that are not continuing employees of Codecademy) were assumed by the Company and converted into a restricted share unit of the Company (each a “Company RSU”), representing the right to receive a number of shares of Company Common Stock determined with reference to the number of shares of Company Common Stock subject to such unvested option net of withholding taxes and exercise price and the per share consideration exchange ratio, with each such Company RSU to be eligible to continue to vest on each date that the applicable unvested option would have otherwise vested in accordance with its terms but only if such conditions to vesting are satisfied prior to each such vesting date; (iii) each unvested restricted stock unit of Codecademy held by a “continuing employee” was converted into the right to receive a Company RSU, representing the right to receive that number of shares of Company Common Stock equal to (x) the number of shares of Codecademy Common Stock subject to such unvested restricted stock unit multiplied by the per share consideration exchange ratio, provided that each such Company RSU will be subject to vesting on substantially similar terms and conditions as were applicable to each such unvested restricted stock unit prior to closing; (iv) each vested option to purchase Codecademy Common Stock held by “non-accredited investor” was converted into an amount in cash (net of withholding taxes), equal to (x) the excess of the “non-accredited investor” Merger Consideration over the per share exercise price of such option multiplied by (y) the number of shares of Codecademy Common Stock covered by such option, less holdback amounts as described in the Merger Agreement; and (v) each unvested option held by “non-accredited investor” who is not a continuing employee was converted into an amount in cash (net of taxes) equal to (x) the excess of the “non-accredited investor” Merger Consideration over the per share exercise price of such option multiplied by (y) the number of shares of Codecademy Common Stock covered by such option, provided that the right to receive cash in respect of such options shall be subject to vesting on the same terms and conditions as were applicable to such options prior to closing.

The Company has obtained representation and warranty insurance, subject to exclusions, policy limits, and certain other terms and conditions, to obtain coverage for losses that may result from a breach of certain representations and warranties made by Codecademy in the Merger Agreement. The parties have also provided for an additional indemnification escrow amount for certain special indemnities.

The description of the Merger Agreement and related transactions (including, without limitation, the Mergers) in this Current Report does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth above in Item 2.01 of this Current Report is incorporated herein by reference. The shares of Company Common Stock to be issued in connection with the Mergers have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 8.01.	Other Events.

On April 5, 2022, the Company issued a press release announcing the completion of the Mergers.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of December 22, 2021, by and among Skillsoft Corp., Ryzac, Inc., Skillsoft Finance II, Inc., Skillsoft Newco I, Inc., Skillsoft Newco II, LLC and Fortis Advisors LLC.

10.1	Amendment No.1 to Credit Agreement, dated as of April 4, 2022, by and among Skillsoft Finance II, Inc., a Delaware corporation, as borrower, the other credit parties party thereto, the lenders party thereto and Citibank, N.A., as administrative agent.

10.2	Registration Rights Agreement, dated as of April 4, 2022, by and among Skillsoft Corp. and certain security holders named therein.

99.1	Press release of Skillsoft Corp., dated April 5, 2022.

104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the Registrant agrees to furnish supplementally to the SEC a copy of any omitted schedule and/or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 5, 2022	SKILLSOFT CORP.

	By:	/s/ Gary W. Ferrera
Gary W. Ferrera
Chief Financial Officer